Exhibit 99.1
***FOR IMMEDIATE RELEASE***
Saia, Inc. Reports Fourth Quarter 2009 Results
Revenues were $202 million, a decrease of 12% from prior year quarter
JOHNS CREEK, GA — January 29, 2010 — Saia, Inc. (NASDAQ: SAIA), a leading multi-regional less-than-truckload (LTL) carrier (the “Company”), today reported fourth quarter 2009 results. Losses per share were $0.31 from continuing operations compared to $2.09 in the prior year quarter. Fourth quarter revenue was $202 million, down 12 percent from the prior year, reflecting reduced yield and decreased tonnage. Operating loss from continuing operations was $3.6 million compared to the prior year quarter operating loss of $30.2 million. Fourth quarter 2008 results included a non-cash goodwill impairment charge of $35.5 million.
Fourth quarter 2009 highlights include:
•	LTL tonnage per workday decreased 4.4%

•	LTL yield decreased 8.8% due to competitive pricing pressures and reduced fuel surcharge

•	Operating ratio from continuing operations was 101.8 vs. 97.7 in the prior year quarter, excluding the impairment charge
“Results remain affected by one of the worst economic and shipping environments in decades. In spite of measured cost reductions that provided partial offset, margins were negatively impacted by lower volumes and the significant year over year decline in yield,” said Rick O’Dell, President and Chief Executive Officer. “I am pleased with the continued commitment demonstrated by our employees as we are producing record productivity and our 97.4% on-time service for the quarter remains above our goal.”
Revenue for the full year 2009 was $849 million, a decrease of 18 percent from 2008. Operating loss from continuing operations for 2009 was $3.7 million, compared with 2008 operating loss of $9.9 million. Loss from continuing operations was $9.0 million in 2009 compared to $19.7 million in 2008. Losses per share from continuing operations were $0.67 in 2009 compared to $1.48 in 2008.
2009 highlights are summarized as follows:
•	LTL tonnage per workday decreased 5.6%

•	LTL yield decreased 11.8% including the impact of lower fuel surcharge and continued pricing pressure

•	Operating ratio from continuing operations was 100.4 vs. 97.5 in the prior year, excluding the impairment charge
“During 2009, we continued to focus on our strategy of building density, customer satisfaction, cost reduction supported by engineered process improvements and effective balance sheet management. While absolute profitability deteriorated due to the difficult environment,

Saia, Inc. Fourth-Quarter 2009 Earnings

underlying fundamental execution on all service and key cost metrics improved significantly. Our balance sheet was strengthened with a reduction in total debt by $46.4 million during the year. We believe our ability to execute on critical initiatives will allow us to navigate through this prolonged, challenging environment. We feel that Saia’s broad coverage, strong service offering, effective marketing and consistent cost execution provide a solid foundation for long-term profitable growth and increased shareholder and customer value when industry dynamics improve” O’Dell said.
Financial Position and Capital Expenditures
Through cost reductions and effective balance sheet management, the Company significantly reduced its net debt position. Total debt was $90.0 million at December 31, 2009. Net of the Company’s $8.7 million cash balance at December 31, 2009, net debt to total capital was 28.6 percent. This compares to total debt of $136.4 million and net debt to total capital of 37.3 percent at December 31, 2008.
During the fourth quarter, an additional 2.31 million shares of common stock were sold to certain qualified institutional buyers in a private placement. The net proceeds of approximately $25.1 million were used to prepay scheduled 2010 principal and interest payments.
Net capital expenditures from continuing operations for 2009 were $8 million. This compares to $26 million of capital expenditures in 2008. The Company is planning net capital expenditures in 2010 of approximately $10 million. This reduced level is due to the continued uncertain economic environment and will be reevaluated as tonnage improves.
Discontinued Operations
In the fourth quarter of 2009, the Company recorded gains of $1.2 million net of the tax effect, or $0.08 per share, as discontinued operations to adjust the liabilities from indemnification obligations related to the 2006 sale of a former subsidiary.
Conference Call
Management will hold a conference call to discuss fourth-quarter results today at 11:00 a.m. Eastern Time. To participate in the call, please dial 1-877-558-9192 or dial 706-758-1748 for international calls with conference id #49925030. Callers should dial in five to 10 minutes in advance of the conference call. This call will be webcast live via the Company web site at www.saia.com. A replay of the call will be available two hours after the completion of the call through February 26, 2010. The replay will be available by dialing 1-800-642-1687 or 706-645-9291.
The webcast is also being distributed through the Thomson StreetEvents Network to both institutional and individual investors. Individual investors can listen to the call at www.earnings.com, Thomson/CCBN’s individual investor portal, powered by StreetEvents. Institutional investors can access the call via Thomson’s password-protected event management site, StreetEvents (www.streetevents.com).”
Saia, Inc. (NASDAQ: SAIA) is a less-than-truckload provider of regional, interregional and guaranteed services covering 34 states. With headquarters in Georgia and a network of 147 terminals, Saia employs 7,200 people. For more information, visit Investor Relations at www.saia.com.

Saia, Inc. Fourth-Quarter 2009 Earnings

The Securities and Exchange Commission encourages companies to disclose forward-looking information so that investors can better understand the future prospects of a company and make informed investment decisions. This news release contains these types of statements, which are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.
Words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “may,” “plan,” “predict,” “believe,” “should” and similar words or expressions are intended to identify forward-looking statements. Investors should not place undue reliance on forward-looking statements, and the Company undertakes no obligation to publicly update or revise any forward-looking statements. All forward-looking statements reflect the present expectation of future events of our management and are subject to a number of important factors, risks, uncertainties and assumptions that could cause actual results to differ materially from those described in any forward-looking statements. These factors and risks include, but are not limited to, general economic conditions including downturns in the business cycle; the creditworthiness of our customers and their ability to pay for services; competitive initiatives and pricing pressures, including in connection with fuel surcharge; the Company’s need for capital and uncertainty of the current credit markets; the possibility of defaults under the Company’s debt agreements (including violation of financial covenants); possible issuance of equity which would dilute stock ownership; indemnification obligations associated with the 2006 sale of Jevic Transportation, Inc.; the effect of ongoing litigation including class action lawsuits; cost and availability of qualified drivers, fuel, purchased transportation, property, revenue equipment and other operating assets; governmental regulations, including but not limited to Hours of Service, engine emissions, compliance with legislation requiring companies to evaluate their internal control over financial reporting, changes in interpretation of accounting principles and Homeland Security; dependence on key employees; inclement weather; labor relations, including the adverse impact should a portion of the Company’s workforce become unionized; effectiveness of company-specific performance improvement initiatives; terrorism risks; self-insurance claims and other expense volatility; and other financial, operational and legal risks and uncertainties detailed from time to time in the Company’s SEC filings.
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CONTACT:	Saia, Inc. Renée McKenzie, Treasurer RMcKenzie@Saia.com 678.542.3910

Saia, Inc. and subsidiary
Condensed Consolidated Balance Sheets
(Amounts in thousands)
(Unaudited)

	December 31,	December 31,
	2009	2008
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$8,746	$27,061
Accounts receivable, net	87,507	93,691
Prepaid expenses and other	38,300	34,156

Total current assets	134,553	154,908

PROPERTY AND EQUIPMENT:
Cost	615,803	615,212
Less: accumulated depreciation	292,443	259,410

Net property and equipment	323,360	355,802

OTHER ASSETS	8,513	5,042

Total assets	$466,426	$515,752

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable	$46,997	$46,572
Wages and employees’ benefits	18,793	28,148
Other current liabilities	36,981	43,262
Current portion of long-term debt	—	28,899

Total current liabilities	102,771	146,881

OTHER LIABILITIES:
Long-term debt, less current portion	90,000	107,500
Deferred income taxes	45,050	50,584
Claims, insurance and other	25,924	27,215

Total other liabilities	160,974	185,299

SHAREHOLDERS’ EQUITY:
Common stock	16	14
Additional paid-in capital	201,041	174,079
Deferred compensation trust	(2,737)	(2,757)
Retained earnings	4,361	12,236

Total shareholders’ equity	202,681	183,572

Total liabilities and shareholders’ equity	$466,426	$515,752

Saia, Inc. and subsidiary
Consolidated Statements of Operations
For the Quarters and Years Ended December 31, 2009 and 2008
(Amounts in thousands, except per share data)
(Unaudited)

	Fourth Quarter		Years
	2009	2008	2009	2008
OPERATING REVENUE	$202,400	$230,860	$849,141	$1,030,421

OPERATING EXPENSES:
Salaries, wages and employees’ benefits	115,106	127,895	486,473	537,857
Purchased transportation	15,358	16,748	64,728	78,462
Fuel, operating expenses and supplies	51,546	54,455	197,108	279,763
Operating taxes and licenses	8,708	8,340	35,465	35,356
Claims and insurance	5,796	8,116	29,812	32,860
Depreciation and amortization	9,523	10,057	39,342	40,898
Operating gains, net	(45)	(25)	(94)	(435)
Goodwill impairment charge	—	35,511	—	35,511

Total operating expenses	205,992	261,097	852,834	1,040,272

OPERATING LOSS	(3,592)	(30,237)	(3,693)	(9,851)

NONOPERATING EXPENSES:
Interest expense	3,786	3,261	12,156	12,441
Other, net	(47)	197	(208)	419

Nonoperating expenses, net	3,739	3,458	11,948	12,860

LOSS FROM CONTINUING OPERATIONS
BEFORE INCOME TAXES	(7,331)	(33,695)	(15,641)	(22,711)
Income tax benefit	(3,040)	(5,739)	(6,605)	(3,022)

LOSS FROM CONTINUING OPERATIONS	(4,291)	(27,956)	(9,036)	(19,689)
Income (loss) from discontinued operations, net	1,161	(43)	1,161	(1,038)

NET LOSS	$(3,130)	$(27,999)	$(7,875)	$(20,727)

Average common shares outstanding — basic	13,976	13,347	13,423	13,316

Average common shares outstanding — diluted	13,976	13,347	13,423	13,316

Basic loss per share-continuing operations	$(0.31)	$(2.09)	$(0.67)	$(1.48)
Basic earnings (loss) per share-discontinued operations	0.09	(0.01)	0.08	(0.08)

Basic loss per share	$(0.22)	$(2.10)	$(0.59)	$(1.56)

Diluted loss per share-continuing operations	$(0.31)	$(2.09)	$(0.67)	$(1.48)
Diluted earnings (loss) per share-discontinued operations	0.09	(0.01)	0.08	(0.08)

Diluted loss per share	$(0.22)	$(2.10)	$(0.59)	$(1.56)

Saia, Inc. and subsidiary
Condensed Consolidated Statements of Cash Flows
For the Years Ended December 31, 2009 and 2008
(Amounts in thousands)
(Unaudited)

	2009	2008
OPERATING ACTIVITIES:
Net cash provided by operating activities-continuing operations	$19,420	$70,248
Net cash provided by operating activities-discontinued operations	(5,332)	12,091

Net cash provided by operating activities	14,088	82,339

INVESTING ACTIVITIES:
Acquisition of property and equipment	(8,362)	(27,808)
Proceeds from disposal of property and equipment	788	1,803

Net cash used in investing activities	(7,574)	(26,005)

FINANCING ACTIVITIES:
Proceeds from long-term debt	—	25,000
Repayment of long-term debt	(46,500)	(61,517)
Net proceeds from sale of common stock	24,868	—
Proceeds from stock option exercises	296	588
Payment of debt issuance costs	(3,493)	—

Net cash used in financing activities	(24,829)	(35,929)

NET INCREASE (DECREASE) IN CASH & CASH EQUIVALENTS	(18,315)	20,405
CASH & CASH EQUIVALENTS, BEGINNING OF YEAR	27,061	6,656

CASH & CASH EQUIVALENTS, END OF YEAR	$8,746	$27,061

Saia, Inc. and subsidiary
Financial Information
For the Quarters Ended December 31, 2009 and 2008
(Amounts in thousands)
(Unaudited)

					Fourth Quarter
		Fourth Quarter		%	Amount/Workday		%
		2009	2008	Change	2009	2008	Change
Workdays					62	62

Operating ratio excluding Impairment in 2008		101.8%	97.7%

F/S Revenue	LTL	188,756	215,249	(12.3)	3,044.4	3,471.8	(12.3)
	TL	13,645	15,611	(12.6)	220.1	251.8	(12.6)
	Total	202,400	230,860	(12.3)	3,264.5	3,723.6	(12.3)
Revenue excluding	LTL	188,376	216,002	(12.8)	3,038.3	3,483.9	(12.8)
revenue recognition	TL	13,616	15,666	(13.1)	219.6	252.7	(13.1)
adjustment	Total	201,992	231,668	(12.8)	3,257.9	3,736.6	(12.8)
Tonnage	LTL	827	865	(4.4)	13.33	13.94	(4.4)
	TL	149	161	(7.5)	2.41	2.60	(7.5)
	Total	976	1,026	(4.9)	15.74	16.55	(4.9)
Shipments	LTL	1,508	1,596	(5.5)	24.32	25.74	(5.5)
	TL	21	22	(2.8)	0.34	0.35	(2.8)
	Total	1,529	1,618	(5.5)	24.67	26.10	(5.5)
Revenue/cwt.	LTL	11.40	12.49	(8.8)
	TL	4.56	4.85	(6.0)
	Total	10.35	11.29	(8.3)
Revenue/shipment	LTL	124.92	135.33	(7.7)
	TL	640.61	716.24	(10.6)
	Total	132.08	143.18	(7.7)
Pounds/shipment	LTL	1,096	1,083	1.2
	TL	14,050	14,759	(4.8)
	Total	1,276	1,268	0.6